Exhibit 10.11

Spousal Consent Letter

This Spousal Consent Letter is entered into in Beijing on November 22, 2019.

I, Feng Deng (ID No.: [____________]), am the lawful spouse of Jun Qin (ID No.: [____________]). I hereby acknowledge that I have known, and unconditionally and irrevocably agree that Jun Qin executes the following documents (hereinafter collectively referred to as the “VIE Agreements”), and agree that Jun Qin disposes of the shares of Ucommune (Beijing) Venture Investment Co., Ltd. (hereinafter referred to as the “Domestic Company”) held by her in accordance with the provisions of the following VIE Agreements:

1.              Shareholders’ Voting Right Proxy Agreement dated on November 22, 2019 among Jun Qin, the Domestic Company, Ucommune (Beijing) Technology Co., Ltd. (hereinafter referred to as the “WFOE”) and other shareholders of the Domestic Company;

2.              Exclusive Option Agreement dated on November 22, 2019 among Jun Qin, the Domestic Company, the WFOE and other shareholders of the Domestic Company;

3.              Equity Pledge Agreement dated on November 22, 2019 among Jun Qin, the Domestic Company, the WFOE and other shareholders of the Domestic Company.

I agree and acknowledge that:

1.              I will not claim that the shares of the Domestic Company constitute the community property jointly owned by my spouse and I. In all cases, including, but not limited to, in the event of divorce between my spouse and I, my spouse shall have the right to dispose of such shares at her sole discretion.

2.              I hereby unconditionally and irrevocably waive any right of or interest in the shares in the Domestic Company held by my spouse that may be granted to me by any applicable law, and undertake that I will not make any claim in respect of such shares, including, based on such claims, claiming to participate in the daily operation and management and voting of the Domestic Company or affecting the decision of my spouse in respect of such shares and any rights attached to them in any manner.

3.              My spouse may, at her sole discretion, enjoy her rights and perform her obligations under the VIE Agreements, and my spouse’s performance, further amendment, or termination of the VIE Agreements or her execution of other documents in lieu thereof does not require my further authorization or consent. I undertake that I will execute all necessary documents and take all necessary actions to ensure the proper performance of the VIE Agreements.

4.              If I acquire any shares in the Domestic Company held by my spouse for any reason, I shall be bound by the VIE Agreements and shall comply with the obligations thereunder as a shareholder of the Domestic Company, and for this purpose, upon request by the WFOE, I shall execute a set of written documents substantially in the same form and content as the VIE Agreements.

(The remainder of this page is intentionally left blank.)

(This page is only used as the signature page for the Spousal Consent Letter.)

Feng Deng

/s/Feng Deng

Date: November 22, 2019